  Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1900

CHURCH & DWIGHT REPORTS SECOND QUARTER 2015 RESULTS
Q2 ORGANIC SALES GROWTH OF 5.1%
Q2 ADJUSTED EPS OF $0.73 EXCEEDS PREVIOUS OUTLOOK
MAINTAINS FULL YEAR EPS OUTLOOK, DESPITE INCREMENTAL F/X HEADWINDS

2015 Second Quarter Results	2015 Full Year Outlook
• Organic sales growth of 5.1%, Reported growth 4.8% • Gross Margin contraction of 10 basis points • Adjusted EPS up 12%: Reported EPS down 15% • 20% Increase in YTD Cash from Operations	• Organic sales growth of approximately 3% • Gross Margin expansion of 25 to 35 basis points • Adjusted EPS growth of 7-9% • Cash from operations in excess of $570MM

EWING, NJ, AUGUST 4, 2015 – Church & Dwight Co., Inc. (NYSE:CHD) today announced second quarter 2015 adjusted EPS of $0.73 or a 12.3% increase over the prior year, driven by strong organic sales.  This equates to 16.9% currency neutral adjusted EPS growth.  Adjusted EPS results exclude a pension settlement charge ($0.05) and an impairment charge ($0.13) associated with the Company’s investment in Natronx Technologies, LLC (“Natronx”), a joint venture related to the Specialty Products business.  Reported EPS was $0.55 per share, a 15% decrease over the prior year second quarter.

Second quarter 2015 reported net sales increased $38.8 million or 4.8% to $847.1 million. Organic sales growth for the second quarter 2015 was 5.1%.  Organic results were driven by volume growth of 4.5% and 0.6% favorable product mix and pricing.

James Craigie, Chairman and Chief Executive Officer, commented, “We are extremely pleased with the sales and earnings growth in both the second quarter and first half of 2015.  The strong momentum we ended 2014 with has continued in the first six months of 2015.  Our strong organic growth was driven by innovative new products launched in all of our major categories as we believe that innovation is the key to increasing our market share and reviving category growth in this challenging economy.  The results to date are promising, as three out of four megabrands achieved share growth or were flat in the second quarter.”

Second Quarter Review

Consumer Domestic net sales were $638.3 million, a $39.4 million or 6.6% increase over the prior year second quarter sales. Second quarter organic sales increased by 4.7%, primarily due to continued success of the ARM & HAMMER CLUMP & SEAL cat litter franchise, including a new lightweight variant, and higher sales of ARM & HAMMER and OXICLEAN liquid laundry detergents, partially offset by lower sales of vitamins as capacity constraints and startup efforts lasted longer than expected.  Volume growth contributed approximately 4.5% to organic sales, while favorable product mix and pricing contributed 0.2%.

Consumer International net sales were $130.9 million, a $5.7 million or 4.2% decrease compared to the prior year second quarter primarily due to negative foreign exchange impacts.  Organic sales increased 9.6%, driven by higher sales in Europe and Mexico.  Volume increased 7.3%, while favorable product mix and pricing contributed 2.3%.

Specialty Products net sales were $77.9 million, a $5.1 million or 7.0% increase from the prior year second quarter driven by the recent acquisition of the Vi-COR business.  Second quarter organic sales decreased by 0.1% as a 0.8% volume decrease was largely offset by favorable product mix and pricing of 0.7%.

Gross margin decreased 10 basis points to 44.0% in the second quarter compared to 44.1% in the prior year second quarter.  The gross margin benefited from the higher margin acquired businesses, productivity programs, lower couponing, and lower commodities.  These factors were more than offset by foreign exchange, negative product mix, and incremental costs associated with the new vitamin capacity in our York manufacturing facility as the startup phase lasted longer than anticipated.

Marketing expense was $115.8 million, a $2.4 million or 2.1% increase compared to the prior year second quarter.  Marketing expense as a percentage of net sales was 13.7%, a 30 basis point decrease from the prior year second quarter.

Selling, general, and administrative expense (SG&A) was $115.0 million which includes an $8.9 million pension settlement charge.  Adjusted SG&A as a percentage of net sales was 12.5%, a 50 basis point decrease from the prior year second quarter.

Income from Operations was $142.3 million which includes the pension settlement charge. Adjusted Operating income as a percentage of net sales was 17.8%, a 70 basis point increase from the prior year second quarter.

The effective tax rate in the second quarter was 38.3%, compared to 34.2% in the second quarter of 2014. This rate includes the impact of the pension charge and the impairment charge related to the Natronx joint venture, for which no tax benefit was recognized.  Excluding those items, the adjusted second quarter tax rate was 33.1%.  The Company expects the full year effective tax rate to be approximately 34.5%, excluding the pension and impairment charges.

Operating Cash Flow

For the first six months of 2015, net cash from operating activities was $248.4 million, a $41.6 million increase from the prior year primarily due to a smaller increase in working capital and higher cash earnings.  Capital expenditures for the first six months were $34.0 million, a $16.9 million increase from the prior year period. The Company’s full year outlook for capital expenditures remains at $70 million.

At June 30, 2015, cash on hand was $203 million, while total debt was $1,074 million.  The Company continues to have significant financial flexibility for acquisitions.

Natronx Impairment and Pension Settlement Charge

During the second quarter, the Company recorded a $17 million pre and post- tax impairment charge ($0.13 per share) associated with its investment in Natronx.  The charge is recorded in other income/expense.  Natronx is a joint venture engaged in the marketing and distribution of sodium-based dry sorbents for air pollution control in coal-fired electric utility and industrial boiler operations. This charge is primarily a result of lower than expected demand for dry sorbents as a result of a shift in the electric utility industry from the use of coal-fired to natural gas-supplied power plants and continued delays in the implementation of updated federal regulations, most recently impacted by the US Supreme Court ruling against the EPA where the court stated that the EPA failed to properly consider the costs to implement the regulations.

As previously disclosed, the Company settled its Canadian pension plan obligation and recorded an $8.9 million ($0.05 per share) settlement charge, which is recorded in SG&A expense.

New Products

Mr. Craigie stated, “2015 is an exciting year for Church & Dwight as we have launched innovative new products across every one of our megabrands and continue to support our 2014 new product launches.  Innovation continues to be a key driver of our success.

“We continue to believe that innovation is the key to driving both improved category growth and our share results.  A recent example of this is our new ARM & HAMMER CLUMP & SEAL lightweight cat litter, whose success with consumers has led to a double digit increase in sales and consumption.  Most importantly, this new product innovation drove category sales up over 9%, the strongest growth of any of our categories.”

Outlook for 2015

Mr. Craigie said, “2015 is off to a strong start with a solid first half.  We continue to believe that we are positioned to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.  Despite aggressive competition and the increasing drag of foreign currency, we feel confident in achieving our 2015 business targets.”

With regard to the full year outlook for 2015, Mr. Craigie said, “We continue to expect organic sales growth of approximately 3% in 2015 behind new product introductions on our core business.  We expect gross margin to expand by approximately 25 to 35 basis points.  We intend to heavily invest in the OXICLEAN brand as 2015 will mark the second year of our quest to establish it as our next megabrand across multiple categories.  Marketing spending is expected to be approximately 12.5% of sales, comparable to the 2014 and 2013 rate of investment.  To the extent the Company over-delivers on gross margin expansion, we expect to incrementally invest in marketing spending behind our mega brands.  We continue to expect to achieve approximately 50 to 60 basis points of operating margin expansion, excluding the second quarter pension termination charge, or operating margin expansion of 25 to 35 basis points on a reported basis.”

In conclusion, Mr. Craigie said, “Based on our focus on innovation, and confidence in gross margin expansion, we expect to achieve 7-9% adjusted EPS growth in 2015, despite the F/X headwinds.  This excludes both the pension termination charge and the Natronx impairment charge. The midpoint of our 7-9% 2015 outlook now equates to 11.5% currency neutral adjusted EPS growth, excluding an estimated 3.5% EPS negative impact from foreign exchange.  This EPS growth is top tier within the consumer packaged goods industry.  We delivered double digit earnings growth in the first half of the year behind 4% organic growth.  Due to a more difficult comparative period, we expect approximately 2% organic sales growth and 5% EPS growth in the second half of the year. This earnings forecast does not include any benefit from potential acquisitions, which we continue to aggressively pursue.”

“For the third quarter, we expect organic sales growth of approximately 2%.  Gross margin is expected to expand versus the prior year despite investing behind OXICLEAN, unfavorable currency impacts, and incremental costs for our new gummy vitamin manufacturing facility.  We expect third quarter earnings per share of $0.87-$0.88.”

Church & Dwight Co., Inc. will host a conference call to discuss second quarter 2015 results on August 4, 2015 at 10:00 a.m. (ET).  To participate, dial in at 877-322-9846, access code:  71079383 (International: 631-291-4539, same access code: 71079383).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 71079383).  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements, including, among others, statements relating to expected future financial and operating results, including earnings per share, reported net sales growth and organic sales growth, volume growth, including the effects of new product launches into new and existing categories, gross margin, operating margin and net cash from operating activities; category trends; the effect of product mix; impairments and other charges, including the Natronx impairment charge; consumer demand and spending, including consumer response to new product launches; the effects of competition; earnings per share; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; cost savings programs; the impact of foreign exchange and commodity price fluctuations; the impact of a pension settlement charge; the impact of acquisitions; capital expenditures; the effective tax rate; the effect of the credit environment on the Company’s liquidity and capital expenditures; the Company’s fixed rate debt; sufficiency of cash flows from operations; payment of dividends; and category trends.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that might cause such differences include a decline in market growth, retailer distribution and consumer demand ( as a result of, among other things, political, economic and marketplace conditions and events ); unanticipated increases in raw material and energy prices; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions  and features; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see  Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net Sales	$847.1	$808.3	$1,659.4	$1,590.3
Cost of sales	474.0	451.9	930.8	894.5
Gross Profit	373.1	356.4	728.6	695.8
Marketing expenses	115.8	113.4	204.6	201.2
Selling, general and administrative expenses	115.0	104.8	209.6	194.4
Income from Operations	142.3	138.2	314.4	300.2
Equity in earnings (losses) of affiliates	(13.8)	2.9	(11.5)	4.5
Other income (expense), net	(9.0)	(6.1)	(18.1)	(13.0)
Income before Income Taxes	119.5	135.0	284.8	291.7
Income taxes	45.8	46.2	103.9	100.3
Net Income	$73.7	$88.8	$180.9	$191.4
Net Income per share - Basic	$0.56	$0.66	$1.38	$1.40
Net Income per share - Diluted	$0.55	$0.65	$1.35	$1.38
Dividends per share	$0.335	$0.31	$0.67	$0.62
Weighted average shares outstanding - Basic	130.9	134.8	131.4	136.4
Weighted average shares outstanding - Diluted	133.4	137.3	134.0	138.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2015	Dec. 31, 2014
Assets
Current Assets
Cash and Cash Equivalents	$203.2	$423.0
Accounts Receivable	340.4	322.9
Inventories	270.8	245.9
Other Current Assets	33.7	40.7
Total Current Assets	848.1	1,032.5
Property, Plant and Equipment (Net)	615.5	616.2
Equity Investment in Affiliates	8.8	24.8
Trade names and Other Intangibles	1,290.7	1,272.4
Goodwill	1,354.4	1,325.0
Other Long-Term Assets	110.7	110.4
Total Assets	$4,228.2	$4,381.3
Liabilities and Stockholders’ Equity
Short-Term Debt	$123.6	$146.7
Current portion of Long-Term debt	250.0	249.9
Other Current Liabilities	511.9	508.7
Total Current Liabilities	885.5	905.3
Long-Term Debt	700.1	698.6
Other Long-Term Liabilities	671.0	675.5
Stockholders’ Equity	1,971.6	2,101.9
Total Liabilities and Stockholders’ Equity	$4,228.2	$4,381.3

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2015	June 30, 2014

Net Income	$180.9	$191.4

Depreciation and amortization	51.4	45.7
Deferred income taxes	10.6	8.9
Non cash compensation	12.4	12.8
Asset impairment charge and other asset write-offs	17.4	5.5
Pension Charge	8.4	-
Other	0.7	(0.4)

Changes in assets and liabilities:
Accounts receivable	(22.9)	(10.2)
Inventories	(27.6)	(18.8)
Other current assets	0.8	(13.8)
Accounts payable and accrued expenses	12.6	(11.1)
Income taxes payable	20.1	14.4
Excess tax benefit on stock options exercised	(10.7)	(12.4)
Other	(5.7)	(5.2)
Net cash from operating activities	248.4	206.8

Capital expenditures	(34.0)	(17.1)
Acquisition	(74.9)	-
Other	(2.0)	(0.9)
Net cash (used in) investing activities	(110.9)	(18.0)

Net change in short-term debt	(23.0)	(0.9)
Payment of cash dividends	(87.5)	(84.6)
Stock option related	26.4	30.3
Purchase of treasury stock	(263.1)	(435.0)
Other	(0.7)	(0.1)
Net cash (used in) financing activities	(347.9)	(490.3)

F/X impact on cash	(9.4)	1.5

Net change in cash and cash equivalents	$(219.8)	$(300.0)

2015 and 2014 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2015	6/30/2014	Change
Household Products	$390.9	$355.2	10.1%
Personal Care Products	247.4	243.7	1.5%
Consumer Domestic	$638.3	$598.9	6.6%
Consumer International	130.9	136.6	-4.2%
Total Consumer Net Sales	$769.2	$735.5	4.6%
Specialty Products Division	77.9	72.8	7.0%
Total Net Sales	$847.1	$808.3	4.8%

	Six Months Ended		Percent
	6/30/2015	6/30/2014	Change
Household Products	$757.4	$707.7	7.0%
Personal Care Products	495.5	484.5	2.3%
Consumer Domestic	$1,252.9	$1,192.2	5.1%
Consumer International	251.3	260.4	-3.5%
Total Consumer Net Sales	$1,504.2	$1,452.6	3.6%
Specialty Products Division	155.2	137.7	12.7%
Total Net Sales	$1,659.4	$1,590.3	4.3%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth: This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Reported EPS excluding the pension termination charge and the Natronx impairment charge (Adjusted EPS) and currency neutral adjusted EPS:

This press release also presents reported EPS excluding a pension termination charge and the Natronx impairment charge, namely, earnings per share calculated in accordance with GAAP adjusted to exclude significant one-time items that is not indicative of the Company’s period to period performance. We believe that this metric provides investors a more meaningful perspective of underlying business trends and results and provides a more comparable measure of year over year earnings per share growth.

Currency neutral adjusted EPS is a measure of the Company's adjusted EPS, further adjusted to exclude the impact of foreign exchange. We believe that this metric further enhances investors’ understanding of the Company’s year over year earnings per share growth.

CHURCH & DWIGHT CO., INC.
Organic Sales

	Three Months Ended 6/30/2015

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.8%	4.6%	6.6%	-4.2%	7.0%
Less:
Acquisitions	2.4%	1.6%	1.7%	1.5%	10.1%
Add:
FX / Other	2.7%	2.6%	-0.2%	15.3%	3.0%

Organic Sales Growth	5.1%	5.6%	4.7%	9.6%	-0.1%

	Six Months Ended 6/30/2015

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.3%	3.6%	5.1%	-3.5%	12.7%
Less:
Acquisitions	2.4%	1.7%	1.8%	1.4%	10.2%
Add:
FX / Other	2.5%	2.4%	-0.2%	14.5%	2.4%

Organic Sales Growth	4.4%	4.3%	3.1%	9.6%	4.9%

Church & Dwight Co., Inc and Subsidiaries
Reported vs. Adjusted Condensed Statement of Income
(Amounts in Millions Except Per Share Amounts)

	Three Months ended June 30, 2015			Three Months ended June 30, 2014
	Reported	Adjusted	Vs. PY	Reported

Net Sales	$847.1	$847.1		$808.3

Gross Profit	373.1	373.1		356.4
% of Sales	44.0%	44.0%		44.1%

Marketing Expenses	115.8	115.8		113.4

Selling, General and Administrative
Expenses	115.0	106.1	(1)	104.8

Operating Profit	142.3	151.2		138.2
% of Sales	16.8%	17.8%		17.1%

Other Income/(Expense)	(22.8)	(5.8)	(2)	(3.2)

Income Before Taxes	119.5	145.4		135.0

Income Taxes	45.8	48.1		46.2
Tax Rate	38.3%	33.1%		34.2%

Net Income	$73.7	$97.3		$88.8

Diluted EPS	$0.55	$0.73	+12.3%	$0.65

Currency Impact to EPS		$0.03

Currency Neutral Adjusted EPS		$0.76	+16.9%

(1) Excludes Pension Settlement Charge
(2) Excludes Natronx Impairment Charge